CODE OF ETHICS
Donoghue Forlines LLC

Background

The Investment Company Act of 1940 (the “IC Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), and the rules adopted under these Acts prohibit certain investment advisers and “access persons” of these advisers from engaging in fraudulent and manipulative practices with respect to managed investment companies and other clients. Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients’ interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

1.The adviser’s fiduciary duty to its clients;

2. Compliance with all applicable Federal Securities Laws;

3. Reporting and review of personal Securities transactions and holdings;

4. Reporting of violations of the code; and

5. The provision of the code to all supervised persons.

The CCO is responsible for overseeing the Code of Ethics where applicable, providing any revisions and implementing its provisions. This oversight shall, at a minimum, include the following on a regular basis:

•Reviewing access persons’ personal securities reports;
•Assessing whether access persons are following required internal procedures;
•Evaluating transactions to identify any prohibited practices; and
•Assessing relative performance of personal accounts vs. customer accounts.

Risks

In developing these policies and procedures, Donoghue Forlines considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

•Employees do not understand the fiduciary duty that they, and Donoghue Forlines, owe to Clients;

•Employees and/or Donoghue Forlines fail to identify and comply with all applicable Federal Securities Laws;

•Employees do not report personal Securities transactions;

•Employees trade personal accounts ahead of Client accounts;

•Employees allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

•Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

•Donoghue Forlines does not provide its Code of Ethics to the Mutual Fund board of directors (or trustees) for initial approval, and within six months of material changes;

•Donoghue Forlines does not provide its Code of Ethics and any amendments to all Employees; and

•Donoghue Forlines does not retain Employees’ written acknowledgements that they received the
Code of Ethics and any amendments.

Donoghue Forlines has established the following guidelines to mitigate these risks.

Policies and Procedures

Code of Conduct, Fiduciary Standards, and Compliance with the Federal Securities Laws

At all times, Donoghue Forlines and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code should be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Donoghue Forlines to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his duties under the Manual.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Donoghue Forlines’ services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Donoghue Forlines must act in its Clients’ best interests. This is often expressed as the “prudent man rule.” A fiduciary is to approach his or her client’s affairs with the same prudence as would be used in the management of his or her own affairs. Fiduciaries cannot withhold material information from a client that would affect the client’s investment decision. Neither Donoghue Forlines, nor any Employee, should ever benefit at the expense of any Client or intentionally cause any Client to be disadvantaged. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Federal and state antifraud statutes set forth a number of basic principles that underpin the enforcement of ethical principles in adviser administration. Thus, neither an adviser nor any employee may:

•Employ any device, scheme or artifice to defraud a client;
•Make any untrue statement of material fact or material omission in communications to clients or the public; or
•Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon a client.

Employees are generally expected to discuss any perceived risks, or concerns about Donoghue Forlines’ business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO’s attention.

Non- compliance with the provisions of this Code of Ethics will not be tolerated.

Reporting Violations

Improper actions by Donoghue Forlines or its Employees could have severe negative consequences for Donoghue Forlines, its Clients and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics or the Federal Securities Laws to the CCO. Issues can be reported to the CCO in person, or by telephone, e-mail, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO on the matter. Any problems identified during the review will be addressed in ways that reflect Donoghue Forlines’ fiduciary duty to its Clients.

An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s senior executives. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, reporting to the Employee’s supervisor, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

If the CCO determines that a material violation of this Code of Ethics has occurred, the CCO must promptly report the violation, and any associated action(s), to Donoghue Forlines’ senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Donoghue Forlines also reports its findings to the Mutual Fund’s Board of Directors (or Trustees) pursuant to Rule 17j-1 under the IC Act.

For the avoidance of doubt, nothing in this Manual prohibits Employees from reporting potential violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the SEC, or any agency’s inspector general, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need prior authorization from their supervisor, senior management, the CCO, or any other person or entity affiliated with Donoghue Forlines to make any such reports or disclosures and do not need to notify Donoghue Forlines that they have made such reports or disclosures. Additionally, nothing in this Manual prohibits

Employees from recovering an award pursuant to a whistleblower program of a government agency or entity.

Distribution of the Code and Acknowledgement of Receipt

Donoghue Forlines will distribute this Manual, which contains the Company’s Code of Ethics, to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Employees must acknowledge that they have received, read, understood, and agree to comply with Donoghue Forlines’ policies and procedures described in this Manual, including this Code of Ethics. Each Employee should complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Manual.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Donoghue Forlines, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for Donoghue Forlines, its Employees, and/or Clients. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Donoghue Forlines’ policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Donoghue Forlines and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of Donoghue Forlines and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee should promptly bring the issue to the CCO’s attention.

In some instances, conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees should notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

Unethical Trading Practices

With respect to enforcing Donoghue Forlines’ Code of Ethics, the firm will monitor the activities of its representatives and access persons to ensure the provisions of the Code are followed and the various securities and non-securities related components of the Code are complied with. Any perceived violations of the Code will be immediately investigated, resolved, and documented as appropriate to the situation.

The following practices are universally regarded as violations of SEC and/or state regulations and are subject to severe penalties if discovered:

Front running/Dumping

Purchasing or selling a security (including a mutual fund) in a personal account before recommending, purchasing or selling that security in a client account; OR recommending, purchasing or selling with advance knowledge of, and before, corresponding purchases or sales in portfolios of mutual funds owned by clients. In both cases, this includes acting to obtain a more favorable price for a personal account than may be available later.

Improper Use of Information

Generally, using economic, market or other investment information obtained by virtue of one’s position with Donoghue Forlines to advance a personal interest. SEE ALSO BELOW: “Inside Information.”

Conditioning (Manipulating) the Market

Utilizing one’s position or influence with a fund or clients to induce purchases or sales by these persons or entities of thinly traded securities in anticipation of profit from timed personal sales or purchases of these same securities.

Inducements

The receipt of inducements or other benefits, including warrants or cash, from sponsors or others in return for selling or recommending certain mutual funds or other securities.

Short-Term Trading and Market Timing

Donoghue Forlines prohibits short-term trading and market timing by access persons. Short-term trading” is the practice of purchasing and selling the same security and/or the options or convertibles in a security within a short period of time. The length of the time period can vary from as short as a single trading day to a period of weeks, depending on the volatility of the security, use of margin, discount transaction costs or methods, etc. Market timing is the practice of placing purchase and sales orders in the same security or a related security in different markets in order to take advantage of price differentials. Transactions that have as their apparent purpose the obtaining of a short-term trading and/or a market timing advantage will be regarded as a violation of Donoghue Forlines’ Code of Ethics, where applicable, and dealt with severely. Persons who have engaged in these transactions may be subject to the requirement that they give up any profits obtained or otherwise be subjected to disciplinary action

Personal Securities Transactions

Employee trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Employee trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Employee’s ability to fulfill daily job responsibilities.

In the event of a material change to this Personal Securities Transactions section of the Code of Ethics, the CCO must inform each Mutual Fund’s CCO of such change and ensure that the change is approved by each Mutual Fund’s Board no later than six months after the change is adopted.

Accounts Covered by the Policies and Procedures

Donoghue Forlines’ Personal Securities Transactions policies and procedures apply to all accounts that hold or can hold any Securities over which Access Persons, defined at Donoghue Forlines as all Employees, have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household, or non-Clients over which Access Persons exercise investment discretion. Immediate family members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria. For purposes of this Personal Securities Transactions section, the term “Access Person” includes: (1) any employee who has access to nonpublic information regarding any Client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to nonpublic securities recommendations; (2) all of Donoghue Forlines’ directors, officers, and partners; (3) any other person so designated by the CCO by notice to such person; and (4) any consultant, intern, or independent contractor hired or engaged by Donoghue Forlines that has access to Donoghue Forlines’ nonpublic securities recommendations.

It may be possible for Access Persons to exclude accounts held personally or by immediate family members sharing the same household if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person can rebut the presumption of beneficial ownership over family members’ accounts. Access Persons must consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Donoghue Forlines requires Access Persons to provide periodic reports regarding transactions and holdings in all “Reportable Securities,” which include any Security, except:

•Direct obligations of the Government of the United States;

•Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

•Shares issued by open-end investment companies registered under the Investment Company Act of 1940, other than investment companies advised or underwritten by Donoghue Forlines or an affiliate;

•Interests in 529 college savings plans.

Exchange-traded funds, or ETFs, and exchange traded notes, or ETNs, organized as open-end investment companies may be treated as exempt from reporting, but ETFs and ETNs organized as unit investment trusts (“UITs”) or Grantor Trusts are not exempt from reporting. Therefore, Access Persons must ensure that any ETF or ETN in which he/she desires to trade must be organized as an open-end investment company if not reporting such transactions and holdings. If the Access Person is not certain about the organizational structure of the ETF or ETN in which he/she wishes to invest, the Access Person should consult with the CCO prior to any such investment.

Any Employee who purchases or sells virtual currency or cryptocurrency coins or tokens that are being offered, or previously were offered, as part of an initial coin offering (“ICO”), should consult with the CCO as to whether such coins or tokens would be considered Securities for purposes of this policy. If the CCO determines, based on the structure of the ICO and relevant SEC guidance, that such coins or tokens should be considered Securities, the coins or tokens will be considered Reportable Securities for purposes of this policy. For the avoidance of doubt, virtual currency or cryptocurrency coins or tokens that were created outside the context of an ICO are not deemed Securities under this policy.

Pre-clearance Procedures

Access Persons must have written clearance from the CCO for all transactions involving IPOs or Private Placements before completing the transactions. Donoghue Forlines may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a particular securities transaction, the Access Person receiving the approval is responsible for ensuring that his or her trading is completed within 24 hours. In situations where pre-approval of a particular transaction is denied, the Access Person is prohibited from engaging in the transaction.

Donoghue Forlines also requires that each Access Person obtain pre-approval from the CCO before opening any brokerage account. Donoghue Forlines may restrict the number of accounts or the broker-dealers with whom accounts may be opened.

All pre-clearance requests must be submitted to the CCO.

Reporting

Donoghue Forlines must collect information regarding the personal trading activities and holdings of all Access Persons. Access Persons must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Access Persons must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Access Persons must also report any accounts opened during the quarter that hold, or can hold, any Securities (including Securities excluded from the definition of a Reportable

Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be separately reported to the CCO. At a minimum, the following information is required to be included on such reports:

•The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;
•The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•The price at which the transaction was executed;
•The name of the broker, dealer or bank with or through which the transaction was executed; and
•The date the access person submits the report.

If an Access Person did not have any transactions or account openings to report, this should be indicated on the Quarterly Reporting Forms within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Access Persons must periodically report the existence of any account that holds, or can hold, any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year (as of a date no earlier than December 31 of the prior year), and within 10 days of an individual first becoming an Access Person. Initial and annual holdings reports should be submitted directly by broker statement (see below) or by using a form provided by the CCO.

Initial and annual reports must disclose the existence of all accounts that hold, or can hold, any Securities, even if none of those Securities fall within the definition of a “Reportable Security.”

In lieu of completing a form with Reportable Securities Access Persons may submit copies of account statements that contain all of the same information that would be required by the form and that are current as of the dates noted above.

•The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;
•The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and
•The date the Access Person submits the report.

Access Persons should sign and date each such statement before submitting it to the CCO. Any Reportable Securities not appearing on an attached account statement must be reported directly to the CCO.

If an Access Person does not have any holdings and/or accounts to report, this should be indicated to the CCO within 10 days of becoming an Access Person and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Access Person is not required to submit:

•Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan, including Dividend Reinvestment Plans; or

•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control, such as an account managed by an investment adviser on a fully discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who, on a case-by-case basis, determines whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement and/or a written certification from the unaffiliated investment adviser and may provide Access Persons with the exact wording and a clear definition of "no direct or indirect influence or control" that the adviser consistently applies to all Access Persons. On a sample basis, the CCO may request reports on holdings and/or transactions made in the trust or discretionary account to identify transactions that would have been prohibited pursuant to Donoghue Forlines’ Code, absent reliance on the reporting exception. Access Persons who claim they have no direct or indirect influence or control over an account are also required to complete the attached Exempt Accounts Certification upon commencement of their employment and on an annual basis thereafter.

Reliance on this independent or separately managed account exception is conditioned on Donoghue Forlines’ receipt of the attached Exempt Accounts Certification and other satisfactory documentary evidence (e.g., copy of advisory agreement, certification from adviser, etc.) as directed by the CCO. Access Persons should consult with the CCO before excluding any accounts, especially those held by immediate family members sharing the same household.

Personal Trading and Holdings Reviews

Donoghue Forlines’ Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Access Persons’ personal trading activities. Accordingly, the CCO closely monitors Access Persons’ investment patterns to detect the following potentially abusive behavior or unauthorized trading:

•Securities currently on Donoghue Forlines’ Restricted List;
•Securities currently on Donoghue Forlines’ Watch List;
•Initial public offerings;
•Private placements;
•Frequent and/or short-term trades in any Security, with particular attention paid to potential market- timing of mutual funds;
•Personal trading in Securities also held by a Mutual Fund advised by Donoghue Forlines;
•Trading opposite/in contravention of Client trades;
•Trading ahead of Clients (i.e., front-running); and
•Trading that appears to be based on Material Nonpublic Information.

The CCO reviews all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and will compare Access Person trading with Clients’ trades as necessary. Upon review, the CCO initials and dates each report received, and attaches or notates a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CEO monitors the CCO’s personal Securities transactions and holdings for compliance with the
Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

Donoghue Forlines describes its Code of Ethics in Part 2A of Form ADV and, upon request, furnishes Clients with a copy of the Code of Ethics. All Client requests for Donoghue Forlines’ Code of Ethics should be directed to the CCO.